Exhibit 99.1

February 15, 2008

Dear Shareholders and Unit Holders of Whitestone:

The purpose of this letter is to inform you that Whitestone REIT’s 2008 Annual Shareholders Meeting has been postponed from May 2008, and tentatively reset to July 29, 2008, due to the State court trial date being moved from February 11th, to June 2nd of 2008.  When the Board of Trustees (“Board”) considered the material nature of the litigation  with Allen Hartman and Hartman Management, LP and the impact that litigation could have on the value of each and every shareholder’s and unit holder’s investment, the preparation required for both the Annual Meeting and the litigation, and the importance of knowing an outcome of this trial for our Annual Meeting, the Board voted to amend the Bylaws to allow for the Annual Meeting to be held after we receive a trial verdict from the State court.

As many of you will recall, we had an open question and answer period at last year’s Annual Meeting.  Many of your questions related to the litigation.  Concerns were expressed relating to:  1) continuing costs; 2) distraction of management’s time from the business; and 3) potential impact of the outcome.  Clearly, the shareholders are interested in the status of the litigation.  We will have a similar open question and answer period at this year’s Annual Meeting.

The Board believes that the material nature of the litigation and the potential outcome warrants delaying the 2008 Annual Meeting until a trial verdict is received.  As always, a proxy statement and annual report will be sent to you well before the meeting.  The proxy statement will discuss in detail matters that will be presented at the Annual Shareholders Meeting.  We look forward to our Annual Meeting and the opportunity to report the many accomplishments we had during this past year.  If you have any questions, please call or write us.

Sincerely,

James C. Mastandrea
Chairman and CEO

2600 South Gessner	Phone (713) 827-9595
info @whitestonereit.com
Suite 500	Toll Free (866) 789-7348
www.whitestonereit.com
Houston, Texas 77063	Fax (713) 465-8847